Exhibit 23.3
Investment Banking
January 12, 2009
Board of Directors
Independent Bank Corp.
288 Union Street
Rockland, MA 02370
     We hereby consent to the inclusion of our opinion letter dated November 8, 2008 to the Board of Directors of Independent Bank Corp. as Annex B to the Joint Proxy Statement-Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed merger of a wholly owned subsidiary of Independent Bank Corp. with and into Benjamin Franklin Bancorp, Inc., and to the references to such opinion and our name contained in such Joint Proxy Statement-Prospectus under the captions “Summary – Financial Advisor Opinion Presented to the Independent Board of Directors”, “The Merger – Background of the Merger”, “The Merger – Opinion of Independent’s Financial Advisor” and “The Merger – Opinion of Benjamin Franklin’s Financial Advisor.” In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or to the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

ROBERT W. BAIRD & CO. INCORPORATED
By:	/s/ Mark C. Micklem
	Name:	Mark C. Micklem
	Title:	Managing Director

Robert W. Baird & Co. Incorporated
Pinnacle Tower North, Suite 1100
1751 Pinnacle Drive
McLean, Virginia 22102
Main 703.821.5750
Fax 703.821.5789
www.rwbaird.com
Member New York Stock Exchange and SIPC